Disclaimer

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-131465. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer. Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

**Provide CLTV on first, second and silent/simultaneous seconds

Group 2

FICO/CLTV	=>95%	90-95%	85-90%	80-85%	75-80%	<=74.99%
0 - 549	0	0	17.28	24.06	15.95	42.7
550 - 579	0	17.33	16.31	5.07	21.43	39.86
580 - 599	4.68	14.39	20.5	17.12	20.95	22.36
600 - 619	60.03	14.71	2.42	2.32	7.98	12.54
620 - 635	70.12	6.81	3.75	5.98	7.72	5.63
636 - 659	58.47	10.04	11.33	4.25	6.37	9.54
660 - 680	71.25	3.35	7.45	15.86	0.71	1.38
681 - 699	75.96	5.51	5.56	4.18	6.3	2.5
700 - 719	50.78	4.8	14.26	13.11	17.05	0
720 - 900	57.65	6.01	3.11	0	0	33.23

	Deal Name	Date	Issuer	Originator(s)	Servicer	Lead	collateral group	total group loan balance	group as % of total	WAC	WAM	1st Lien % (by $ amt)	1st Lien % (by # of loans)	% ARM
GROUP I
GROUP II	ABSHE 2007-HE2		Asset Backed Securities Corporation Home Equity Loan Trust		SPS			217197057.5		7.962	355.41	205829370.9	747	76.8
TOTAL

	2/x %	3/x %	5/x %	%>30 yr AM	% Balloons	% IO	WA Mos to IO roll	wtd avg FICO	FICO < 500	FICO < 550	FICO < 600	FICO 600-650	FICO 651+	FICO 600 - 660	FICO 660+
GROUP I
GROUP II	56.36	19.99	0	31.31	0	24.73	56	623	0	9.31	24.55	46.12	29.34	55.93	19.91
TOTAL

	*WA CLTV (excluding silents)	silent 2nd %	**WA CLTV (include silents)	% LTV = 80 (1st liens only)	% CLTV > 80 (exclude silents)	% CLTV > 80 (include silents)	% CLTV 95.01 -100 (exclude silents)	% CLTV 95.01 -100 (include silents)	% > 80 LTV uninsured (1st lien LTV only)	MI adjusted WA CLTV** (include silents)	WA MI coverage down to ___%	Full Doc %	Stated Doc %	Other Doc %
GROUP I
GROUP II	81.72	37.34	88.35	40.49	56.33	72.06	9.69	42.74	32.46			61.66%	28.28%	10.06%
TOTAL

	Investor props w/non-full doc %	Investor props w/non-full doc & LTVs >80%	IO or > 30 yr Am loans w/ non-full doc	CA condo > 80% CLTV	FL condo > 80% CLTV	NV condo > 80% CLTV	% MI, IN, OH >80CLTV	purch %	CO refi %	Own Occ %	Investor %	SFR %	PUD %	Condo %	Multi%	% MH	% 1st time homebuyer	WA FICO 1st time homebuyer	WA CLTV 1st time homebuyer
GROUP I
GROUP II	0.00%	0.00%	24.52%	3.59%	3.32%	0.36%	0.90%	45.15	51.29	97.51	2.46	72.99	15.75	9.12	2.14	0	29.24	639	99.46
TOTAL

	% multiple loans to single borrower	% with Prepay Penalty	WA DTI	% DTI < 40	% DTI 40 - 45	% DTI 45 - 50	% DTI 50 - 55	% DTI > 55	WA Avg Loan Balance	% Loan Bal < $100k	% Loan Bal > $400K	largest state % and name	2nd largest State	AAA level	AA+	AA	AA-
GROUP I
GROUP II		65.38	40.59	36.2	25.64	37.88	11.06	0	390440.47	7.22	41.92	CA(37.43%)	FL(17.04%)
TOTAL

	A+	A	A-	BBB+	BBB	BBB-	BB+	BB	Initial O/C	Target O/C	wrapped?	Moody's Expected Loss (%)	S&P Expected Loss (%)	Fitch Expected Loss (%)	DBRS Expected Loss (%)	Full Appraisal (%)	AVM (%)	Other (%)
GROUP I
GROUP II
TOTAL

*if 1st lien and no 2nd lien in the deal, provide LTV
if 1st lien & 2nd lien in the deal, provide CLTV
(for all 2nd liens in deal, provide CLTV)

**Provide CLTV on first, second and silent/simultaneous seconds